January 9, 2008

Catherine M. Vaczy
140 East 28th Street
#11C
New York, NY 10016

Dear Catherine:

This letter is being written to serve as an amendment to the employment agreement by and between you and NeoStem, Inc. (the “Company”) dated as of January 26, 2007 pursuant to which you serve as the Company’s Vice President and General Counsel. Except as set forth herein, your employment agreement shall remain unchanged. Initially capitalized terms used herein but not defined herein shall have the meaning set forth in the employment agreement.

Pursuant to the terms of your employment agreement, you are entitled for calendar year 2008 to a minimum annual base salary equal to $172,500. In response to the Company's efforts to conserve cash, you have agreed to accept for 2008 an annual base salary of $161,250 and accept $11,250 in shares of the Company's Common Stock valued at the closing price of the Common Stock on December 19, 2007, net of shares in payment of applicable withholding taxes valued at the closing price of the Common Stock on the date of issuance. Accordingly, on December 19, 2007, by resolution approved by the Compensation Committee you were issued on December 19, 2007 under the Company’s 2003 Equity Purchase Plan (the “EPP”) 3,729 shares of Common Stock. Also on December 19, 2007, the Compensation Committee awarded you (i) a stock award of 10,000 shares of Common Stock; and (ii) an option to purchase 12,000 shares of Common Stock at a per share exercise price equal to $1.70 (the closing price of the Common Stock on the date of grant) fully vested and exercisable in its entirety on the date of grant.

Except as provided in this letter agreement, the terms of the employment agreement shall remain unchanged.

Very truly yours,

NeoStem, Inc.
By: /s/ Robin Smith
Name: Robin Smith
Title: CEO

Accepted and Agreed:

/s/ Catherine M. Vaczy
Catherine M. Vaczy